SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 17, 2020, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Exhibit 1

Alpha Holdings Comments on OncoSec’s Failure to Consider Superior Financing Proposal

OncoSec’s Refusal to Engage with Alpha Demonstrates Need for New Leadership

Alpha Clarifies OncoSec Misstatements in OncoSec Response and Reaffirms Commitment to the Success of OncoSec’s Clinical Trials

Demands New Record Date to Give Stockholders a Fair Chance to Consider All Proposals

Urges Stockholders to Vote on BLUE Proxy Card Against China Grand Takeover

January 17, 2020 09:30 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today issued the following response to OncoSec’s rejection of Alpha’s superior financing proposal, which represents $39.3 million of value compared with the $30 million China Grand Takeover Proposal,1 including the opportunity for stockholders to receive a cash premium for 35% of OncoSec shares through a tender offer of $2.50 per share.

“It is completely illogical to believe Alpha would invest $25 million only to allow OncoSec to run out of money.”

Alpha Holdings stated: “It is outrageous that OncoSec’s Board will not even discuss Alpha’s superior proposal, and their knee-jerk rejection of $9.3 million in additional value confirms our view that the Company needs new leadership. Alpha has already invested approximately $17 million in OncoSec and is prepared to invest an additional $39.3 million in the company because it believes in OncoSec and its future prospects. There is no circumstance under which Alpha would permit OncoSec to ‘run out of cash before it completes its clinical trials’ and thereby lose its investment. Alpha has more incentive than anyone to ensure that OncoSec brings its products to market and more to lose if it does not. In contrast, OncoSec’s Board and management have no meaningful ’skin in the game’ and have been richly rewarded for the poor decision-making that has put OncoSec in the position it is in today.”

Alpha continued: “Alpha’s offer includes a $9.3 million tender offer, which provides immediate cash to stockholders at a significant premium to the current market price. The China Grand Takeover provides no cash payment to stockholders and no certainty that China Grand will invest another dollar in OncoSec and no certainty that China Grand will ever make a cash offer to OncoSec’s stockholders. Even if stockholders believe that the China Grand Takeover is preferable to Alpha’s offer, they should still vote AGAINST on the BLUE CARD so that management is forced to renegotiate the terms of the transaction with China Grand and make them more favorable to OncoSec’s current stockholders.”

1 “China Grand” refers collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

OncoSec’s latest press release attempts to mischaracterize Alpha’s offer, confuse investors and, we believe, entrench management. Here are the facts:

●	Alpha will NOT let OncoSec run out of money before it can complete clinical trials. If its proposal were accepted, Alpha would continue to be OncoSec’s largest stockholder. Even before funding any part of the $30 million direct investment into OncoSec, Alpha would already have over $25 million invested in the company. It is completely illogical to believe Alpha would invest $25 million only to allow OncoSec to run out of money.

●	Alpha’s offer IS superior and IS in the best interest of stockholders. Alpha is offering $39.3 million versus $30 million from China Grand, and giving stockholders the opportunity to receive a cash premium if they choose. Stockholders get no cash whatsoever under the China Grand Takeover and there is no certainty that China Grand will ever offer cash to OncoSec’s stockholders.

●	Alpha would NOT get control “before Alpha makes any cash investment.” Alpha already has invested $17 million in OncoSec and is making a commitment to invest an additional $39.3 million.

●	Stockholders CANNOT count on China Grand to invest at $4.50 per share. China Grand has no obligation whatsoever to exercise its so-called “option” and purchase shares at $4.50. In fact, one year and one day after its deal closes China Grand can offer any price they want or nothing at all. In fact, we believe that a reasonable interpretation of the legal agreements between OncoSec and China Grand permit China Grand to make offers at prices below $4.50 even before the expiration of the one-year period. Alpha, on the other hand, has guaranteed a 25% premium regardless of where the stock is trading.

●	Alpha’s Offer is NOT “contingency-laden.” The only significant conditions are that OncoSec terminate the China Grand Takeover and allow a new leadership team to run the company. We believe the need for new leadership is clear.

●	Alpha’s Offer is NOT more dilutive than China Grand’s. Both Alpha’s offer and the China Grand Takeover contemplate issuing $30 million in new equity. Without knowing OncoSec’s future stock price, there is no possible way for OncoSec to conclude at the present time which offer would be more dilutive, and we believe it is highly misleading for OncoSec to suggest otherwise. In addition, Alpha’s offer would pay stockholders a cash premium for up to 35% of OncoSec’s outstanding shares.

●	Alpha’s motives are CLEAR. Far from being “questionable,” as OncoSec states, Alpha has been clear from the beginning – it thinks the China Grand Takeover is a bad deal. Alpha is now willing to finance OncoSec with more money and give stockholders the opportunity for a cash premium. Why is OncoSec leadership so resistant?

Alpha concluded: “It is time for OncoSec’s management team to step aside and let stockholders decide who is better suited to act in their best interests. Contrast Alpha’s confidence with OncoSec’s defeatist ’sell at the bottom’ mentality, and ask yourselves: Why is this Board and management team unwilling to let stockholders choose whether to tender their shares to Alpha at a premium, but supportive of the China Grand Takeover, which gives stockholders no choice and no cash? Is it because Alpha’s offer requires the resignation of Dan O’Connor, Avtar Dhillon and Punit Dhillon, while China Grand’s does not?

“Given the new meeting date, Alpha is demanding that OncoSec’s Board set a new record date, giving stockholders a fair chance to consider ALL options, rather than continuing to serve their own interests above all else. If they truly care about what is best for the Company and its clinical trials, they will welcome and fairly consider all options presented.”

Please visit www.VoteNoOncoSec.com for more information about Alpha’s alternative financing proposal and its opposition to the China Grand Takeover of OncoSec.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances. This communication is an indication of Alpha’s interest to acquire securities of OncoSec, however, indications of interest are not binding agreements or commitments to purchase. Alpha may elect to purchase more, fewer or no securities in OncoSec and OncoSec may not agree to enter into any securities transaction with Alpha.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL THE COMPANY’S COMMON STOCK. THE SOLICITATION AND THE OFFER TO PURCHASE THE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS FILED WITH THE SEC. AT THE TIME A TENDER OFFER IS COMMENCED, ALPHA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE SCHEDULE TO AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED BY THE PARTIES (WHEN AVAILABLE), AT THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600

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